UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of

the Securities Exchange Act of 1934

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
⌧	Definitive Additional Materials
◻	Soliciting Material under Rule 14a-12

DAWSON GEOPHYSICAL COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Dawson Geophysical Company

508 West Wall, Suite 800

Midland, Texas 79701

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Tuesday, June 18, 2024

This Proxy Statement Supplement, dated May 15, 2024 (this “Supplement”), supplements the Definitive Proxy Statement of Dawson Geophysical Company (the “Company”) filed with the Securities and Exchange Commission on April 29, 2024 (the “Proxy Statement”), relating to the Company’s Annual Meeting of Shareholders to be held on June 18, 2024 at 10:00 a.m. Central Time via live audio webcast. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

This Supplement is being filed solely to disclose delinquent Section 16(a) reports that were inadvertently omitted from the Proxy Statement. Accordingly, the Proxy Statement is supplemented with the following disclosure:

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and the holders of more than 10% of our common stock to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5.

Based solely on our review of these forms and related written representations, we believe that all Section 16(a) reports were filed on a timely basis in fiscal year 2023, except that, due to administrative error, a Form 3 for each of Messrs. Shaw and Mays was filed late on April 19, 2024 to report each’s appointment as an executive officer of the Company on November 20, 2023.”

Except as specifically supplemented by the information contained herein, this Supplement does not modify, amend or otherwise affect any of the information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the Proxy Statement and, from and after the date of this Supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby. The Proxy Statement, this Supplement, and our 2023 Annual Report on Form 10-K are available on our website at www.dawson3d.com in the “SEC Filings” area of the “Investor Relations” section.